Exhibit 12(f)2

SOUTHERN POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred and preference dividend requirements for the five years ended December 31, 2010 and the year to date September 30, 2011

												Nine
												Months
												Ended
	Year ended December 31,											September 30,
		2006		2007		2008		2009		2010		2011
	-----------------------------------------Thousands of Dollars----------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$206,280		$215,185		$237,251		$241,515		$206,665		$215,999
Interest expense, net of amounts capitalized		80,153		79,175		83,212		84,963		76,120		56,489
Interest component of rental expense		208		155		150		159		176		188
Amortization of capitalized interest		1,540		1,573		2,239		2,885		2,905		2,471
Earnings as defined		$288,181		$296,088		$322,852		$329,522		$285,866		$275,147

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$75,994		$88,037		$86,301		$84,279		$85,054		$64,587
Interest on affiliated loans		0		0		0		0		8		534
Interest on interim obligations		8,294		5,414		1,574		(122)		603		1,314
Amort of debt disc, premium and expense, net		1,513		2,169		2,098		2,098		2,098		1,524
Other interest charges		0		96		314		332		467		642
Interest component of rental expense		208		155		150		159		176		188
Fixed charges as defined		86,009		95,871		90,437		86,746		88,406		68,789
Tax deductible preferred dividends		0		0		0		0		0		0
		86,009		95,871		90,437		86,746		88,406		68,789
Non-tax deductible preferred and preference dividends		0		0		0		0		0		0
Ratio of net income before taxes to net income	x	1.657	x	1.635	x	1.643	x	1.550	x	1.574	x	1.561
Preferred and preference dividend requirements before income taxes		0		0		0		0		0		0
Fixed charges plus preferred and preference dividend requirements		$86,009		$95,871		$90,437		$86,746		$88,406		$68,789

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
AND PREFERENCE DIVIDEND REQUIREMENTS		3.35		3.09		3.57		3.80		3.23		4.00